Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM:DNBF)

DNB Financial Corporation
Increases Quarterly Cash Dividend 67% to $.05 Per Share

(February 22, 2012-- Downingtown, PA) The Board of Directors of DNB Financial Corporation, parent of DNB First, National Association, the oldest National Bank in the greater Philadelphia region, has voted to increase DNB's quarterly cash dividend 67% to $.05 per common share from the previous rate of $.03 per common share. The new rate will go into effect with the next payment on March 19, 2012, payable to stockholders of record as of March 9, 2012.

" This increase in our quarterly cash dividend demonstrates our commitment to maximizing shareholder value over the long term.  Our continued strong earnings and capital have enabled us to position the Company for the future, with our shareholders directly benefiting from the success we have achieved," said William S. Latoff, Chairman and CEO.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with12 locations. Founded in 1860, DNB First is the oldest national bank in the greater Philadelphia region. In addition to providing a broad array of consumer and business banking products, DNB offers brokerage and insurance services through DNB Investments & Insurance as well as investment management and trust services through DNB Wealth Management. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.